EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is made and entered into as of the 21st day of March, 2013 by and between Explore Anywhere Holding Corp. (the "Company") located at 6150 West 200 South, #3, Wabash, IN 46992 and Justin Frere, an individual. This Agreement sets forth the terms and conditions of employment by the Company. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in Paragraph 21 hereof.

1. Position and Duties.

a.  Position. The Company hereby agrees to employ you and you agree to be employed by the Company as its “Acting Chief Financial Officer and Treasurer,” which is an executive position, and/or such other positions as the Company’s Chief Executive Officer (the “CEO”) and/or Board of Directors may from time to time designate. In performance of your duties, you shall be subject to the direction of, and be reporting directly to the CEO and the Company’s Board of Directors (the “BOD”); anything herein to the contrary notwithstanding, you will immediately resign from any or all positions held by you at such time if so requested by the Board of Directors.

b.  Duties. During the term of this Agreement, you shall devote your efforts, professional attention, knowledge, experience, and skills as necessary to fulfill your duties pursuant to this Agreement and the fulfillment of your responsibilities in accordance with your position or positions with the Company which are estimated to consume five to ten hours per week. You shall render such services as are consistent with those of a “Chief Financial Officer” (or, such other position as may be held by you) of a corporation of comparable stature and shall perform all duties incident to such office and all such further similar duties that may from time to time be assigned to you by the CEO.

Without limiting the generality of the foregoing, your principal duties shall include, but are not limited to:

i.  Working with CEO to develop budgets and forecasts.

ii.  Compiling financial statements and preparing SEC related filings

iii.  Oversight and Implementation of Corporate Policies and Procedures.

c. Travel. You shall be available to travel as the needs of the Company’s business reasonably requires.

d. Code of Ethics. During your employment with the Company you agree to adhere to the Company's Code of Ethics and Business Conduct, a copy of which is attached hereto as Appendix A. Your employment is subject to you executing and returning a copy of the Company’s Code of Ethics and Business Conduct to the CEO within ten (10) business days.

2.  Term of Employment.

a.  Initial Term. The initial term of this Agreement shall be a period of one year (the “Initial Term”) commencing March 12, 2013 (the “Start Date”) and ending March 12, 2014 (the “Initial Term Expiration Date”). Anything herein to the contrary notwithstanding, your employment with and by the Company may be terminated by you or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice as provided in Paragraph 10 hereof.

b.  Term Extension. Subject to your maintaining satisfactory performance during the Initial Term of this Agreement, as accepted, ratified and determined by the Company’s BOD, the term of this Agreement will automatically renew for an additional year (the “Extended Term”). During the Extended Term, except as may otherwise be provided in a written amendment hereof executed by you and the Company, all of the terms and conditions of this Agreement will continue to apply and be in full force and effect.

3.  Compensation. You shall be compensated by the Company for your services hereunder as follows:

a.  Compensation.

i. Initial Compensation. Commencing on the Start Date you shall be paid a monthly fee of $500.00 and $150 per hour (and as modified from time to time hereunder, the “Monthly Payment”), subject to applicable tax withholding, compensation is payable monthly on the last day of each calendar month during the term of this Agreement. The Monthly Payment shall be prorated for any partial months during the term of this Agreement.

ii. Bonuses. As CFO, Executive's performance shall be reviewed by the Board on a periodic basis (not less than once each fiscal year) and the Board may, in its sole discretion, award such bonuses to Executive as shall be appropriate or desirable based on Executive's performance. The Company agrees that Executive shall be reviewed within twelve (12) months of commencing employment hereunder.

iii. Restricted Stock. You have been granted 150,000 shares of Explore Anywhere Holding Corp. fully paid common stock with piggyback registration rights.

4.  Additional Benefits.

Executive shall, in the discretion of the Board and in accordance with Company policy, be eligible to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and its employees.

5.  Your Representations and Warranties. You represent and warrant to the Company that:

(a)  The execution, delivery and performance of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which you are a party or of which you or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist;

(b)  Except as set forth in Appendix D attached hereto, you are not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past ten years, and do not know of any such proceeding that may be threatened or pending against you; and

(c)  You are not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6.  Discoveries and Works. All Discoveries and Works which are made or conceived by you during your employment by the Company, solely, jointly or with others, that relate to the Company's present or anticipated activities, or are used or useable by the Company within the scope of this Agreement shall be owned by the Company. You shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of your employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by you and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between you and, the Company, be presumed to have been made during your employment by the Company. You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7.  Intellectual Property.

(a)  Assignment.

i.
You agree to make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of your right, title and interest in and to any Intellectual Property. Without limiting the foregoing, all copyrightable works that you create during your employment with the Company shall be considered “work made for hire.”

ii.
Any interest in Intellectual Property which you now, or hereafter during the period you are employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; you hereby assign and agree to assign to the Company (or as otherwise directed by the Company) all of your right, title and interest in and to all Work Product, including without limitation all patent, copyright, trademark and other intellectual property rights therein and thereto. If you have any such rights that cannot be assigned to the Company, you waive the enforcement of such rights, and if you have any rights that cannot be assigned or waived, you hereby grant to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights. Such rights shall include the right to make, use, sell, improve, commercialize, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based on, and otherwise exploit or utilize in any manner the subject intellectual property.

iii.
Your obligation to assign your rights to Intellectual Property under this Paragraph 7 shall not apply to any inventions and all Discoveries and Works expressly identified in the attached Appendix D attached hereto which were developed prior to the your performance of services hereunder for the Company, provided however that inventions to be developed by the you during the term of the Consultant's agreement may be subsequently added to the Schedule upon the mutual agreement of the you and the Company that such inventions are outside the scope of the Agreement. You acknowledge that there are, and may be, future rights that the Company may otherwise become entitled to with respect to the Intellectual Property that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and you specifically intends the foregoing assignment of rights to the Company to include all such now known or unknown uses, media and forms of exploitation. You agree to cooperate with the Company, both during and after the term of your employment , in the procurement and maintenance of the Company’s rights to the Intellectual Property and to execute, when requested, any and all applications for domestic and foreign patents, copyrights and other proprietary rights or other documents and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company, to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property and to otherwise carry out the purpose of this Agreement.

iv.
If the Company is unable because of your mental or physical incapacity or for any other reason to secure any signature for any of the assignments, licenses or other reasonably requested documents pertaining to the intellectual property rights referenced herein within ten (10) days of the delivery of said documents to you, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf and stead and to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Company’s rights relating to the subject Intellectual Property with the same legal force and effect as if executed by you. You stipulate and agree that such appointment is a right coupled with an interest, and will survive your incapacity or unavailability at any future time.

(b)  Maintenance of Records. You agree to keep and maintain adequate and current written records of all Intellectual Property made by you (solely or jointly with others) during the term of your employment with the Company. The records will be in the form of notes, sketches, drawings, electronic or digital data, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(c)  Patent and Copyright Registrations. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

8.  Non-competition and Non-Solicitation and Non-Circumvention.

a.  Non-competition. Under all circumstances other than being terminated Without Cause, except as authorized by the CEO, during your employment by the Company and for a period of one (1) year thereafter, you will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any company or business which is engaged directly or indirectly in any business carried on or planned to be carried on (if such plans were developed while you were employed by the Company) by the Company or any of its subsidiaries or affiliates.

b.  Notwithstanding, Company acknowledges that you may have other existing outside interests. Provided such:

i. interests do not affect your ability to competently perform obligations hereunder, and
ii. Entities in which you have an interest do not compete with any Company business, Company hereby consents to allow you to continue to provide services to such other entities. You agree to not compete with any Company business, or with the Company’s current products and technologies and technologies under development.

c.  Non-Solicitation and Non-Circumvention. Under all circumstances other than being terminated Without Cause, for a period of one year following the termination of this Agreement, you will not directly or indirectly, whether for your account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were investors, customers or employees of the Company during the period during which you were employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of your employment. Without limiting the foregoing, you shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time you were employed by the Company, to terminate his or her employment relationship with the Company or to become employed you or any individual or entity by which you are employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

d.  Requirement to Safeguard Confidential Information. All Confidential Information of the Company is expressly acknowledged by you to be the sole property of the Company, and the disclosure of the Confidential Information shall not be deemed to confer any rights with respect to such Confidential Information on you. You will exercise reasonable care to ensure the confidentiality of the Confidential Information. All confidential information which you may now possess, or may obtain or create prior to the end of the period you are employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by you to any other person or entity either during or after the termination of your employment or used by you except during your employment by the Company in the business and for the benefit of the Company, without the prior written consent of the Company. Nothing herein shall be construed as an obligation of the Company to consent to the terms and conditions of any such request and under no circumstances shall any such approval be deemed to waive, alter or modify the terms and conditions of this Agreement. You shall return all tangible evidence of such confidential information to the Company prior to or at the termination of your employment.

9.  Enforcement.

a.  Provisions Reasonable. It is acknowledged and agreed that:

i. both before and since the Start Date the Company has operated and competed and will operate and compete in a global market, with respect to the Company’s Business;

ii. competitors of the Company are located in countries around the world;

iii. in order to protect the Company adequately, any enjoinder of competition would have to apply world-wide;

iv. during the course of your employment by the Company, both before and after the Start Date, on behalf of the Company, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

v. in light of the foregoing, the provisions of Paragraphs 6, 7 and 8 are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Company’s Business.

b.  Enforcement. Nothing herein contained shall be construed as prohibiting the Company or you from pursuing any remedies available for any breach or threatened breach of this Agreement. A waiver by the Company or you of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach.

10.  Termination. Except as otherwise provided herein, this Agreement shall terminate upon the first to occur of the expiration of the term provided for in Paragraph 2 or your death. However, nothing contained in this Paragraph 10 shall be construed to abrogate the obligations of the Company to you, or your personal representative, or your heirs, as the case may be, in respect of all rights which shall accrue prior or subsequent to termination.

a.  Manner of Termination. Notwithstanding anything in this Agreement to the contrary, the Company and you may terminate this Agreement, with or without cause, for any reason whatsoever, by providing written notice (the “Termination Notice”), in accordance with Paragraph 10, to the other specifying the date of termination (the “Termination Date”).

b.  The Company shall have the right to terminate your employment as President and Acting CFO of the Company for “Cause,” in which event no compensation shall be paid or other benefits furnished to you after termination for Cause. Termination for Cause shall be effective immediately upon notice being sent to you.

i. DEFINITION OF CAUSE. For purposes of this Agreement, the term ”Cause” shall mean: (1) any material act of dishonesty by you against the Company; or (2) willful misconduct or gross negligence by you in carrying out your duties as President and Acting CFO of the Company; or (3) material breach of this Agreement by you; or (4) misconduct by you, such as intoxication or other misconduct which has a substantial adverse effect on the business of the Company, or (5) other circumstances indicative of your failure materially to comply with the terms of his employment and which have had or may have a substantial adverse effect on the business of the Company.

ii. TERMINATION BY COMPANY OTHER THAN FOR CAUSE. The Company shall have the right to terminate your employment prior to its normal expiration under this Agreement, without cause, in which event the Company shall pay you in one lump sum, in accordance with Paragraph 10.c.i and/or 10.c.ii of this Agreement.

iii. RESIGNATION FOR CAUSE - CHANGE IN CONTROL OR DIMINUTION IN DUTIES. In the event that there is a change in Control of the Company or in the event that the CEO materially reduces the scope and/or authority of your duties as President and Acting CFO, then you may terminate his employment by giving the Company 30 days advance written notice. In such event, you shall be entitled to payment in accordance with Paragraph 10.c.i and/or 10.c.ii of this Agreement.

1.
As used in this Agreement, the term “Change of Control” shall mean the occurrence of any of the following events during the term hereof: (i) Any “person” (such as that term is used in Section13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) any merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power represented by the Company's then outstanding voting securities (either by remaining outstanding or by being converted into voting securities of the Company or such other surviving entity outstanding immediately after such merger or consolidation); or (iii) a majority of the directors of the Company which were not nominated by the Company’s management (or were nominated by management pursuant to an agreement with persons that acquired sufficient voting securities of the Company to de facto control it) are elected to the Board by the Company’s shareholders; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets.

c.  Effect of Termination.

i. Payments.  In the event your employment under this Agreement is terminated pursuant to Paragraph 10 (a) your rights and the Company’s obligations hereunder shall cease as of the effective date of the termination; provided, however, that the Company shall pay the you: (i) your Monthly Fee, prorated through the Termination Date; (ii) your Business Expense Reimbursements through the Termination Date; and (iii) if terminated by the Company, and subject to your compliance with the requirements of Paragraphs 10 (c)(iii) and (iv), the “Severance Payment” as defined and calculated pursuant to Paragraph 10 (c)(ii). All payments (other than the Severance Payment, which will be made as set forth in Paragraph 10(c) (ii), will be made in accordance with the Company’s regular payroll procedures through the Termination Date; and the full payment all of payments and benefits due to you upon termination shall completely and fully discharge and constitute a release by you of any and all obligations and liabilities of the Company to you, including, without limitation, the right to receive Base Fee, options and all other compensation or benefits provided for in this Agreement, and you shall not be entitled to any further compensation, options, or severance compensation of any kind, and shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as provided by the terms of the Stock Option Agreement and Restricted Stock Purchase Agreement between you and the Parent, and any benefit plan under which you are participating.

ii. Severance.  In the event of a termination of this Agreement by the Company other than for Cause you will be entitled to a severance payment (the “Severance Payment”) equal to one Monthly Payment, in effect on the date of the Company’s Termination Notice, for every one (1) month period that you have been employed by the Company pursuant to this Agreement up to a maximum aggregate Severance Payment equal to six (6) Monthly Payments, provided that (a) you have delivered to the Company the General Release substantially in the form of Appendix F attached hereto and (b) a written statement of your compliance with the provisions of this Paragraph 10, including but not limited to clauses (iii) and (iv) hereof. The Severance Payment shall be subject to any applicable tax withholdings.

iii. Return of Documents and Property. Upon the expiration or termination of your employment with the Company, or at any time upon the request of the Company, you (or your heirs or personal representatives) shall deliver to the Company in good order (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates; (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the your control (or the control of your heirs or personal representatives); and (c) all corporate records of the Company, including minute books, accounting related materials, audit related materials, attorney correspondence, and any other such records which may be in your possession.

iv. Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of Paragraphs 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive such termination and continue in full force and effect.

v. Relinquishment of Authority.  Notwithstanding anything to the contrary set forth herein, upon written notice to you, the Company may immediately relieve you of all your duties and responsibilities hereunder and may relieve you of authority to act on behalf of, or legally bind, the Company. However, such action by the Company shall not alter the Company’s obligations to you with regard to the procedure for a termination.

11.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12.  No Reliance on Representations. You acknowledge that you are not relying, and have not relied, on any promise, representation or statement, either oral or written, made by or on behalf of the Company which is not set forth in this Agreement.

13.  Entire Agreements; Amendments. This Agreement, the Restricted Stock Award Agreement, and the Stock Option Agreement (if any) set forth our entire understanding with respect to your employment by the Company, supersede all existing agreements between you and the Company concerning such employment, and may be modified only by a written instrument duly executed by each of you and the Company.

14.  Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15.  Construction. You and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by you and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.  Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

To the Company:
Explore Anywhere Holding Corp.
6150 West 200 South, #3
Wabash, IN 46992
Attention: Chief Executive Officer
Fax:
Email:

To you:
Mr. Justin Frere
1247 10th Street
Los Osos, CA 93402
Facsimile:
Email:

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 17. Any notice given in accordance with the provisions of this Paragraph 17 shall be deemed given (i) three (3) business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile. The Company, at its discretion, may accept an email notice.

18.  Counterparts; Delivery by Facsimile.

a.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by you and the Company and delivered to the other, it being understood that you and the Company need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

b.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19.  Disclosure and Avoidance of Conflicts of Interest. During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

a.  the nature and extent of any interest you or your Affiliates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

b.  every office you may hold or acquire, and every property you or your Affiliates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement;

c.  the nature and extent of any conflict referred to in subsection (b) above; and

d.  You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described herein be avoided, and you agree to comply with all policies and directives of the President and CEO from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described herein. During your employment with the Company, without President and CEO approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Affiliates have not entered into any such agreement, arrangement or understanding.

20.  Code Paragraph 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Paragraphs 409A of the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder (the “Code”), and any payment scheduled to be made hereunder that would otherwise violate Paragraph 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Paragraph 409A of the Code.

21.  Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Company’s Business” means the Company’s Business as conducted during the term of this Agreement and all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during your relationship with the Company.

“Confidential Information” shall mean any and all information in addition to Trade Secrets used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority. Notwithstanding the foregoing, the terms “Trade Secrets” and

“Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the employee), provided, that the source of such information is not known by you to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by you without violating this Agreement.

“Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications and all materials, information, inventions, discoveries, developments, methods, compositions, concepts, ideas, writings, computer code and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate to either the Company’s Business or any prospective activity of the Company or any of its Affiliates.

“Intellectual Property” means with respect to the Company’s Business, all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world; (h) ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing; and (i) Discoveries and Works.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including current client lists and prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

22.  Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

23.  Governing Law. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Nevada, County of Nevada for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Explore Anywhere Holding Corp.

By:
Name:	Bryan Hammond
Title:	Chief Executive Officer

Acceptance

On this 21st day of March 2013, I, Justin Frere agree to and accept employment with Explore Anywhere Holding Corp. on the terms and conditions set forth in this Agreement.

_____________________________________
Justin Frere

Appendix A

Company Code of Ethics and Business Conduct

OVERVIEW

Explore Anywhere Holding Corp. (“Explore”) has adopted a Code of Ethics that applies to all Officers, Directors, and Employees of the company and its affiliates (herein collectively referred to as, “Employee” or “Employees”).

In so doing, this Code of Ethics demands the highest standards of business conduct required of all Employees.

The Code is part of Explore’s ongoing effort to comply with applicable laws and have an effective program in place to prevent and detect violations of law; this code is an effort to train and educate Explore Employees about ethical business practices.

OBJECTIVE

A key Explore objective is to conduct business operations in the most ethical manner possible. Explore cares about its Employees, shareholders, clients, suppliers and the communities in which it conducts business operations. During the course of meeting its business objectives, Explore believes that it is essential for all Employees to understand and comply with the Code of Ethics and in so doing, participate in Explore’s way of operating its business.

STANDARD OF CONDUCT

Explore insists that all aspects of its business operations be conducted with honesty, integrity, fairness and with respect for those affected by its business activities. Similarly, Explore expects the same in its relationships among those with whom it does business.

All Employees are expected to maintain and promote integrity and honesty in all business transactions. Employees must conduct themselves according to the highest ethical standards and are expected to apply ethical business practices in the administrative and financial affairs of Explore business operations.

There is no Code of Ethics that can expect to define suitable behavior for each situation, nor should it seek to do so. As such, Employees are expected to exercise vigilance and make considered judgment of what is right and proper in any particular situation.

While carrying out the business operations of Explore, Employees are expected to be accountable, truthful, trustworthy, conscientious, and committed to the highest standards of ethical business practices. As such, Employees are required to avoid all impropriety as well as the appearance of impropriety when conducting Explore business operations.

ACCURACY AND COMPLETENESS OF ACCOUNTING RECORDS

Explore’s accounting and supporting documents must accurately and completely describe and represent the nature and result of Explore’s business operations. The results and activities of Explore’s operations must be presented in a fair and unbiased manner.

Explore business transactions must be appropriately authorized as well as completely and accurately recorded on the Company’s books. Proposed budgets, financial assessments, evaluations and fiscal presentations must fairly present all information relevant to the business transaction. Furthermore, at no time will the Company establish or maintain cash funds or asset accounts which are unrecorded.

Misappropriation, wrongful allocation, or improper use of the Company’s assets and property, or the false entry to records and reports by any Employee or by others must be reported to Board of Explore.

ACCURATE AND TIMELY COMMUNICATION

Explore expects Employees to be completely truthful and forthright in all internal and external interactions and communications, whether with shareholders, clients, government agencies, or others.

Employees will ensure that all statements are accurate and complete with no misrepresentations which may mislead or misinform. In all cases, Employees are expected to provide full, prompt and accurate disclosure to governmental agencies.

MAINTAINING AND RETAINING RECORDS

In order to maintain the security and integrity of Explore’s record-keeping and reporting systems, all Employees must adhere to applicable records retention procedures and fully understand how to document and transact entries that fall within their jurisdiction.

All Employees are expected to comply fully with audits and provide timely response to requests for records or other materials from or on behalf of Explore auditors or management.

COMPLYING WITH THE LAW

Explore Employees are expected to fully comply with both the letter and the spirit of the laws and regulations of the countries in which the Company conducts business.

Explore Employees are expected to act in accordance with the accepted business practices in commercial markets and adhere to the contractual terms and conditions applicable to any business transaction.

All Employees must commit to abiding by all applicable laws and regulations.

The breach of rules, regulations, ethical standards, and laws cannot be justified by the pursuit of profit or the departure from acceptable practice by competitors.

INSIDER TRADING

Explore Employees are strictly prohibited by law from buying or selling the Company’s shares or any other public security as a result of inside information.

Furthermore, it is against the law and unethical to provide such information about Explore to other individuals or companies so that they may gain.

In accordance with the Code of Ethics, Employees are strictly prohibited from trading in shares of Explore, clients or suppliers as a result of any inside information.

ENVIRONMENTAL ISSUES

Explore is committed to running its business in an environmentally sound and sustainable manner. Explore’s objective is to ensure that its business operations have the minimum adverse environmental impact commensurate with the legitimate needs of its business operations.

DISCLOSURE OF PERSONAL INTEREST

Explore Employees are expected to fully disclose any personal interest(s) which could impinge or might reasonably be considered by others to conflict with their business dealings with industry.

Explore Employees must not engage in personal activities and financial interests that may conflict with their responsibilities and obligations to the Company or give assistance to competitors, in conflict with the interests of Explore or its clients.

Under all circumstances, Employees must obtain the formal consent of Explore management if they intend to become partners, shareholders, or Directors, or participants in companies outside the Explore corporate structure.

PERSONAL DISCRETION AND CONFIDENTIALITY

At all times, Employees are expected to respect the confidentiality of information received during the course of business dealings and must never use such information for personal benefit or gain.

Employees are expected to give information during the course of business which is truthful, complete and fair and never intended to mislead.

Employees cannot disclose Explore trade secrets, confidential or proprietary information, or any other such information without the written, formal authorization of management. Such information may not be disclosed as a means of making profit, gains or benefits.

At no time can Employees use Internet bulletin boards, chat rooms, messaging services, or other electronic systems to discuss issues, affairs, or opinions related to Explore or any of its industries, or to respond to comments about the Company. Explore considers electronic postings to be the same as “speaking to the media”.

FAIR COMPETITION

Explore is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition.

COMPLIANCE WITH THE COMPANY’S CODE OF ETHICS

Explore’s Board of Directors is responsible for ensuring that the standards outlined in the Code of Ethics are fully communicated to all Employees and are similarly understood and adhered to.

Should the Company experience loss of business as a result of adhering to the Code of Ethics, the Board of Directors will not criticize, condemn or complain.

Likewise, should a real or suspected breach of the Company’s Code of Ethics be brought to the attention of the Company, the Board of Directors will ensure that the reporting Employee does not suffer as a consequence of doing so.

The Company’s Code of Ethics are reflective of Explore’s ethical standards and expectations. Accordingly, Employees are expected to fulfill the Company’s ethical commitments in a way that is clearly visible to all those with whom Explore conducts its business.

At all times, Employees are expected to fully comply with the standards established in the Code of Ethics and ensure that their personal conduct is always above reproach.

Explore expects each Employee to ensure that the conduct of others around him or her is in compliance with the Code of Ethics and that any breach of the same is duly reported to management.

All breaches of the law or violations of regulations and the standards of conduct listed in this Code of Ethics may lead to serious consequences for the Employee concerned; Explore Employees have a legal, moral, and ethical duty to report any such real or suspected violation to the Board of Directors and regulatory authorities.

“CODE OF ETHICS” ENFORCEMENT

Explore Employees understand and acknowledge that a breach of the Code of Ethics can result in severe disciplinary action, including but not necessarily limited to termination.

The Company’s Code of Ethics will be fairly enforced at all levels, without prejudice.

ANNUAL ACKNOWLEDGEMENT

Each Employee will be required to sign a statement annually that he or she has read and understands Explore’s Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code.

EMPLOYEE CERTIFICATION AND ACKNOWLEDGEMENT

I acknowledge and certify that I have read and understood the information set forth in the Code of Ethics of Explore Technologies, Inc. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of Explore’s Code of Ethics.

Date:	___________________________________

Name (print):	___________________________________

Position:	___________________________________

Address:	___________________________________

Signature:	___________________________________

Appendix B

RESTRICTED STOCK PURCHASE AGREEMENT

Not applicable

Appendix C

Appendix D
Litigation List

Appendix E
List of Prior Works and Discoveries

Appendix F

FORM OF GENERAL RELEASE

Certain capitalized terms used in this Release (the “Release”) are defined in the Employment Agreement dated as of March __, 2013 between Explore Anywhere Holding Corp. and Justin Frere (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under Paragraphs 6, 7 and 8 of the Agreement.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

______________________________
Justin Frere